Confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission with a request for confidential treatment pursuant to Rule 24b-2. The location of an omitted portion is indicated by an asterisk within brackets (“[*]”).

Exhibit 10.1

THIRD AMENDED AND RESTATED MERCHANT AGREEMENT

BANK:	Household Bank (SB), N.A.	MERCHANT:	The Nautilus Group, Inc.
	1111 Town Center Drive		1400 NE 136th Avenue
	Las Vegas, Nevada 89144		Vancouver, WA 98684
Phone: 360-694-7722
Facsimile No.: 360-694-7755

This Third Amended and Restated Merchant Agreement (“Agreement”) is made and entered into as of the 17th day of January, 2005 (“Effective Date”), by and between Household Bank (SB), N.A., a National Banking Association (herein “Household”) and The Nautilus Group, Inc., a Washington corporation (herein “Merchant”). In consideration of the mutual promises, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Merchant and Household agree as follows:

Section 1. Definitions. In addition to the words and phrases defined above and elsewhere in this Agreement, the following words and phrases shall have the following meanings:

a.	“Account” means an account resulting from the issuance of a Card. An Account may have more than one Card issued for it. Each Account shall be owned by, and deemed to be the property of, Household.

b.	“Affiliate” means any entity that is owned by, owns or is under common control with Household or Merchant or their ultimate parent companies.

c.	“Applicable Law” means collectively or individually any applicable law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.

d.	“Application” means an application for an Account under the Program.

e.	“APR” means annual percentage rate.

f.	“Authorization” means permission from Household to make a Card Sale.

g.	“Authorization Center” means the facility designated by Household as the facility at which Card Sales are authorized.

h.	“Business Day” means any day except Saturday or Sunday or a day on which banks are closed in the State of Nevada.

i.	“Card” means the private label credit card bearing Merchant’s name and/or logo issued by Household for the Program.

j.	“Cardholder” means (i) the person in whose name an Account is opened; and, (ii) any other authorized users of the Account and Card.

k.	“Cardholder Agreement” means the credit card agreement between Household and each Cardholder providing for the extension of credit by Household under the Program pursuant to which the Cardholder is issued a Card, including all required disclosures, as the same may be revised from time to time by Household with notification to Merchant.

l.	“Card Sale” means any sale of Goods that Merchant makes to a Cardholder pursuant to this Agreement that is charged to an Account.

m.	“Chargeback” means the return to Merchant and reimbursement to Household of a Sales Slip for which Merchant was previously paid pursuant to Section 6 herein.

n.	“Credit Slip” means evidence of credit in electronic or paper form for Goods purchased from Merchant.

o.	“Discount” or “Credit Promotion Discount Fee” or “Discount Fee” means the fee payable by Merchant to Household as described herein.

p.	“Goods” means the products described in the first sentence of Section 2 below, including certain warranties expressly authorized by Household and related services sold by Merchant in the ordinary course of Merchant’s business to consumers for individual, family, personal or household use.

q.	“Internet Application” means any Application for a Card which is received by Household or Merchant via Household’s or the Merchant’s website.

r.	“LIBOR” means the Business Daily average, for the applicable Month, of the one (1) year London Interbank Offered Rate as published by Bloomberg Financial Markets.

s.	“Program” means the private label revolving credit card program promoted by Merchant whereby Accounts will be established and maintained by Household, Cards issued by Household to qualified consumers purchasing Merchant’s Goods, and Card Sales funded all pursuant to the terms of this Agreement.

t.	“Sales Slip” means evidence of a Card Sale in electronic or paper form for Goods purchased from Merchant.

u.	“Telephone Application” means any Application for a Card which is received from a consumer or solicited by Merchant via telephone and for which the applicant’s credit or other information required to apply for a Card is obtained by Merchant from the applicant over the telephone.

v.	“Terminal” means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link with an Authorization Center.

w.	“Total Sales Volume” or “Net Total Sales Volume” means, with respect to any period, the gross credit sales billed to Cardholders for Goods and Services (including sales taxes thereon) during such period, minus all credits for returned or cancelled Goods and Services and other credits relating to the price thereof (such as concessions, discounts and adjustments) posted to such Accounts during such period.

x.	“Fraud Loss” or “Fraud Losses” refer to the losses suffered by Household on Accounts that were not directly or indirectly caused by Merchant due to a violation of Merchant’s requirements, obligations, promises, or actions in this Agreement or the Operating Instructions.

y.	“Application Approval Rate” or “Approval Rate” means, for any calendar month, the number of credit applications (excluding duplicate applications or applications that have been previously submitted) submitted during such month that are approved by Household, divided by the total number of applications submitted during such month (excluding duplicate applications or applications that have been previously submitted).

Section 2. Scope and Purpose. Merchant engages in the sale of fitness equipment and other products. Pursuant to that certain Merchant Agreement dated February 4, 1997, as amended by that First Amended and Restated Merchant Agreement dated as of January 27, 1999 and as further amended by that Second Amended and Restated Merchant Agreement dated as of February 23, 2000 (collectively referred to as the “Existing Merchant Program”), Household and Merchant had agreed that Household would make financing available to customers of Merchant purchasing Goods from Merchant. Merchant has requested Household to continue to make financing available to consumers purchasing Goods from Merchant and Household has agreed to execute this Agreement in order to continue the Program and secure its benefit for Merchant and its customers. Household and Merchant hereby do agree that this Agreement shall supersede and replace the Existing Merchant Program. Household, a credit card bank in the business of providing revolving credit financing pursuant to a credit card, has agreed to continue to provide financing under the Program to individual qualified consumers purchasing Merchant’s Goods pursuant to the terms and conditions set forth in this Agreement.

a.	Forms and Cards. Household will provide to Merchant standard Sales Slips, Credit Slips and other forms from time to time for use by Merchant in the Program, which documents may be changed from time to time by Household. Household agrees to pay for the combined Cardholder Agreement and Disclosure Statement and the Cards. Merchant will be charged a fee for non-standard forms. The design and content of Cards and billing statements and the terms and conditions of Accounts and combined Applications and Cardholder Agreement and Disclosure Statement shall be determined by Household and are subject to change by Household from time to time. When provided by Household with a new edition of forms with the instruction to replace previous editions with the new editions by a certain date, Merchant shall do so in accordance with instructions.

b.	Credit Review, Ownership of Accounts. All completed Applications for Accounts submitted by Merchant to Household whether mailed, telephoned or otherwise electronically transmitted will be processed and approved or declined in accordance with Household’s credit criteria and procedures from time to time established by Household, with Household having and retaining all rights to reject or accept such Applications. Household will only accept Applications for revolving credit pursuant to the credit card it issues for individual, personal, family or household use. Household or its Affiliates shall own the Accounts, as well as the information associated with the Accounts such as names, mailing addresses, and e-mail addresses and shall bear the credit risk for such Accounts, except as otherwise provided in this Agreement. Merchant acknowledges and agrees that it shall have no interest whatsoever in the Accounts. Household shall not be obligated to take any action under an Account, including making future advances or credit available to Cardholders. Household shall not be obligated to accept Applications for a Card or to approve any Card Sale for consumers that do not have their principal residence and billing address in the fifty United States or the District of Columbia, Puerto Rico, the Virgin Islands, Guam or Samoa.

c.	Card Promotions, Services and Enhancements. Household and Merchant may from time to time mutually agree to offer to existing or potential Cardholders special credit promotions, additional services and/or enhancements. The terms of such promotions, services and enhancements shall be mutually agreed upon by Household and Merchant and are subject to change or discontinuance by Household and Merchant. In consideration of Household’s providing special credit promotions and to compensate Household for such promotions, Merchant agrees to pay to Household for the period agreed upon by Household and Merchant such rates, amounts and/or discounts set forth herein. Household may deduct amounts owed to it hereunder from amounts owed to Merchant under this Agreement.

d.	Merchant Customer Lists. Household acknowledges that the names and addresses of Merchant customers provided by Merchant to Household, independent of the Card Application process, constitute a merchant list in which Merchant has proprietary rights and which Merchant regards as (and which is acknowledged by Household to constitute) a trade secret of Merchant. Accordingly, Household shall not use such list except with the prior written consent of Merchant, or to carry out its obligations under this Agreement. Merchant grants to Household the right to use such lists solely for such purposes. Household shall exercise such care with respect to such merchant lists as it does with its own trade secrets. Notwithstanding the confidentiality provisions of this Agreement, Merchant as owner of such merchant list may use such names and addresses for any purpose. Notwithstanding the foregoing, Merchant acknowledges that there may be some overlap between the merchant list, customer list and Cardholder list and that nothing contained herein shall limit in any way Household’s ability to use the Cardholder names or the list as described in Section 2.e. and nothing herein shall be deemed to grant Merchant an ownership interest in such Cardholder list.

Merchant agrees that any information received by Merchant on Household’s behalf in connection with an application for credit shall be treated in accordance with all applicable requirements of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations as set forth in Section 19.

e.	Cardholder List. Merchant agrees that Household is the owner of the Cardholder list and that Household and its Affiliates may use such list to solicit Cardholders for credit card products offered by Household and/or any of its Affiliates or other types of accounts or financial products or insurance services offered by Household and/or any of its Affiliates. Household agrees that Merchant may solicit, at its expense the Cardholder list for products or services offered by Merchant; provided that such products or services, as determined by Household do not compete with the Program, Household or its Affiliates and such solicitation does not reference the Program. The Cardholder list shall be subject to the confidentiality provisions set forth in Section 19 of this Agreement.

Section 3. Fees, Discounts, Charges, Rates, Funding and Merchant Participation Rebates. Except as otherwise provided herein, the following consumer rate, fees, discounts and charges shall be effective for the Initial Term and any Renewal Terms of this Agreement.

a.	Annual Percentage Rate (“APR”). Except when Household and Merchant agree to fund Card Sales and/or Sales Slips pursuant to Reduced APR/Fixed Monthly Payment Plans, the APR to be charged on purchases with the Card shall be 21.80%, subject to change from time to time by Household. In the Event that Household changes the APR, Household will provide Merchant 30 days of advance notice prior to such change being placed in effect.

b.	Determination of Fees and Discounts. Except as provided in Section 3a. above, the other rates, fees, discounts and charges described in this Section 3 are subject to change from time to time only with the mutual written agreement of Household and Merchant, unless required by Applicable Law.

c.	Merchant. Merchant agrees to pay Household the following fees and discounts (some of which are more fully described in this Agreement):

(i)	“Discount Fees”: Household shall make certain deferred payment and/or deferred interest credit promotion (“Credit Promotions”) available to Merchant. Each Sales Slip or Card Sale generated pursuant to each credit promotion shall be subject to a Credit Promotion Discount Fee as set forth herein which is a designated percentage of the amount of each Sales Slip or Card Sale accepted and funded by Household.

Initially, the Credit Promotion Discount Fees will be the Base Discounts as set forth below in Table A. Thereafter the Credit Promotion Discount Fees will be adjusted on the first day of every calendar quarter (if applicable) beginning on April 1, 2005. Following each applicable Adjustment Date, the applicable Credit Promotion Discount Fee shall be the LIBOR Adjustment plus the Base Discount for the term of each type of Credit Promotion as set forth below. The new Credit Promotion Discount Fees shall be effective as to all Credit Promotion volume accepted and funded by Household beginning on the applicable Adjustment Date.

The LIBOR Adjustment shall be equal to the result of an adjuster (the “Adjuster”), as shown in Table A, multiplied by the difference, if any, in the Current LIBOR minus the Base LIBOR (“LIBOR Spread”).

Table A [*]

[*]	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

For each Adjustment Date, beginning with January 1, 2005, the Current LIBOR to be used is as follows:

Adjustment Date	Adjustment LIBOR Rate
Apr 1, 2005	Average 1-year LIBOR from February, 2005
July 1, 2005	Average 1-year LIBOR from May, 2005
Oct 1, 2005	Average 1-year LIBOR from August, 2005
Jan 1, 2006	Average 1-year LIBOR from November, 2005
Apr 1, 2006	Average 1-year LIBOR from February, 2006
July 1, 2006	Average 1-year LIBOR from May, 2006
Oct 1, 2006	Average 1-year LIBOR from August, 2006
Jan 1, 2007	Average 1-year LIBOR from November, 2006
Apr 1, 2007	Average 1-year LIBOR from February, 2007
July 1, 2007	Average 1-year LIBOR from May, 2007
Oct 1, 2007	Average 1-year LIBOR from August, 2007

(ii)	“Start-up Fee”: $0.00.

(iii)	“Forms Fee”: $0.00

(iv)	Merchant Rebates [*]

a.	Non-Promotional/Non Reduced APR-Fixed Monthly Payment Total Sales Volume Rebate. Following the effective date of this Third Amended and Restated Agreement, Household agrees to provide Merchant with a rebate in an amount equal to [*] of all non-promotional/non-reduced APR/fixed monthly payment Sales Slips or Card Sales that are not subject to the Extended Fees described below, at the time of funding.

b.	Reduced APR/Fixed Monthly Payment Total Sales Volume Rebate. Following the effective date of this Third Amended and Restated Agreement, Household agrees to provide Merchant with a rebate in an amount equal to [*] of all reduced APR/fixed monthly payment Sales Slips or Card Sales, with an APR of 14.99% or above that are not subject to the Extended Fees described below, at the time of funding.

c.	Extended Fees. For every Card Sale or Sales Slip, in addition to any Discount Fees that may be applicable, Household may charge Merchant an extended fee, equal to [*] of each Card Sale or Sales Slip, for Accounts that Household determines are subject to the Extended Fees. Both parties agree and acknowledge that this represents a decrease in the Extended Fees that Merchant previously agreed to pay to Household.

d.	Application Approval Rates. On or about February 1, 2005, Household shall provide Merchant with a report forecasting its estimate for the expected Approval Rates for the Program for the next twelve months, specifically February, 2005 through January, 2006. (“Approval Rate Forecast”). Beginning on February 1, 2006, the Approval Rate Forecast will be the actual Approval Rates from the previous year for each specific month.

Beginning with February, 2005, if the Approval Rates for the Program fall below 300 basis points of the Approval Rate Forecast for that particular month and remain at least 300 basis points below the Approval Rate Forecast for any two (2) or more consecutive calendar months, but the credit quality of the applications and the promotional mix (percent of total Program volume on credit promotions) remain consistent, then at either Household’s or Merchant’s request made in writing within the thirty (30) days following the expiration of the second such month (an “Approval Rate Notice”), Household and Merchant will promptly meet and confer about the causes of such Approval Rate decline. The parties will thereafter work in good faith to achieve a higher Approval Rate. If the average monthly Approval Rate does not increase to a level within 300 basis points of the average monthly Approval Rate Forecast during the sixty (60) day period following the date of the Approval Rate Notice (the “Approval Rate Cure Period”), Merchant shall have the right, for thirty (30) days following the expiration of the Approval Rate Cure Period, to notify Household of its intent to terminate this Agreement, which termination shall take effect ninety (90) days thereafter.

e.	Standard Fee/Extended Fee Mix. On or about February 1, 2005, Household shall provide Merchant with a report forecasting its estimate for the expected Standard Fee/Extended Fee Mix for the Program for the next twelve months, specifically February 2005 through January 2006. (“Extended Mix Forecast”). Beginning on February 1, 2006, the Extended Mix Forecast will be the actual Standard Fee/Extended Fee Mix from the previous year for each specific month.

[*]	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Beginning with February, 2005, if the Extended Fee Mix for the Program is more than 400 basis points of the Extended Mix Forecast for that particular month and remains at least 400 basis points more than the Extended Mix Forecast for any two (2) or more consecutive calendar months, but the credit quality of the applications and the promotional mix (percent of total Program volume on credit promotions) remain consistent, then at either Household’s or Merchant’s request made in writing within the thirty (30) days following the expiration of the second such month (an “Extended Fee Mix Notice”), Household and Merchant will promptly meet and confer about the causes of such Extended Fee Mix Increase. The parties will thereafter work in good faith to achieve a lower Extended Fee Mix. If the average monthly Extended Fee Mix does not decrease to a level within 400 basis points of the average monthly Extended Mix Forecast during the sixty (60) day period following the date of the Extended Fee Mix Notice (the “Extended Fee Mix Cure Period”), Merchant shall have the right, for thirty (30) days following the expiration of the Extended Fee Mix Cure Period, to notify Household of its intent to terminate this Agreement, which termination shall take effect ninety (90) days thereafter.

f.	Acceptance, Offset & Funding. Subject to the terms, conditions, warranties and representations in this Agreement and provided that Merchant has satisfied all of the conditions set forth in this Agreement, including, without limitation, Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 18, 19 and 20, Household agrees to pay to Merchant the amount of each valid and authorized Sales Slip or Card Sale presented to Household during the term of this Agreement, less the amount of the fees, charges, discounts, and rebates described above in this Section, outstanding Account balances and other amounts for Sales Slips subject to Chargeback, reimbursements, refunds, customer credits and any other amounts owed to Household under this Agreement by Merchant. Household may also offset or recoup said amounts from future amounts owed to Merchant under this Agreement. Any amounts owed by Merchant to Household which cannot be paid by the aforesaid means shall be due and payable by Merchant on demand. If Merchant fails or refuses to pay any amounts owed to Household under this Agreement, Household may cease authorizations for and the funding or acceptance of any Sales Slips or Card Sales or the processing of applications for an Account; provided, however, that Household has given Merchant 30 days advance written notice of said obligation to pay sums prior to ceasing authorizations or the processing of applications. Any payment made by Household to Merchant shall not be final but shall be subject to subsequent review and verification by Household. Household’s liability to Merchant with respect to the funding of any Card Sale, Sales Slip or Credit Slip shall not exceed the amount on the Sales Slip or Credit Slip in connection with such transaction. In no event shall Household be liable for any incidental or consequential damages. Funding of Sales Slips by Household to Merchant shall be made by such means and in such manner mutually agreed to by Household and Merchant.

Merchant acknowledges and agrees (i) that Household is paying Merchant for Sales Slips in advance before Household can determine whether such Sales Slips are subject to Chargeback; (ii) as a result, Household’s payment to Merchant is conditioned upon, and in reliance on, Merchant’s agreement to permit Household to recoup Chargebacks and other overpayments from fundings payable to Merchant under this Agreement for subsequently presented Sales Slips; and (iii) due to the ongoing reconciliation process implemented under this Agreement, the reduction of current fundings by the amount of Chargebacks and other amounts owing by Merchant to Household constitutes a single integrated transaction.

g.	Funding. Funding of Sales Slips by Household to Merchant shall be made to Merchant’s account at a bank designated by Merchant. Household will use its best efforts to make such payments on the first Business Day after receipt, verification and processing by Household of the transmission of the transaction data, if such transmission is received by 7:00 am Central Time; if received later than 7:00 am Central Time, then on the second Business Day after said transmission, however, in no event shall such payments be made later than the third Business Day after receipt of said transmission by Household.

Section 4. Merchant Responsibilities Concerning Consumer Transactions. Merchant covenants and agrees that Merchant shall:

a.	Honor all valid Cards, which for purposes of this Section 4.a. shall mean Cards with an Account in good standing and available credit line, without discrimination, when properly presented by Cardholders for payment of Goods.

b.	Not require, through an increase in price or otherwise, any Cardholder to pay any surcharge at the time of sale or pay any part of any charge imposed by Household on Merchant. In addition, Merchant shall not provide any discounts to customers for using cash or any other tender of credit for payment that is not provided to Cardholders.

c.	Not establish minimum or maximum charge amounts without Household’s prior written approval.

d.	Prominently display at each of its locations or on its websites, advertising and promotional materials relating to the Card, including, without limitation, take-one Applications for the Card and use and display such materials in accordance with any specifications provided by Household. Such materials shall be used only for the purpose of soliciting accounts for the Program. Any solicitation, written material, advertising or the like relating to the Program or the products offered pursuant to the Program shall be prepared or furnished by Household or shall receive Household’s prior written approval. Household will charge Merchant and Merchant agrees to pay for any such advertising and promotional materials.

Any such materials shall not be used by Merchant following termination of this Agreement. To the extent Merchant displays materials for credit or charge cards issued by other parties, it shall display the advertising and promotional materials relating to the Card in a manner equal to or greater than that afforded any other third party credit or charge card. If Household prepares any such material at Merchant’s request, Household will charge Merchant and Merchant agrees to pay for any such material. Such review and approval by Household shall be limited to the review and approval of the credit terms and credit products and shall not be construed as review or approval of any advertising or solicitation materials for any other purpose or for compliance with any provisions of any local, state or federal advertising laws not related to credit terms or credit products. Following termination of this Agreement, Merchant shall not use any such materials.

e.	Use only the form of, or modes of transmission for, Application/Cardholder Agreements, Sales Slips and Credit Slips as are provided by Household, and not use any Application/Cardholder Agreements, Sales Slips, and Credit Slips provided by Household other than in connection with a Card transaction.

f.	With respect to Telephone Applications, Merchant shall:

(i)	Request all information required by Household for such applications;

(ii)	Make sure all information requested on the Telephone Application is complete;

(iii)	Give the applicant the applicable initial disclosures at the time the Telephone Application information is requested or such other disclosures as may be required by Household from time to time;

(iv)	Provide all information required by Household from time to time for approval of Applications by telephone or other electronic transmission;

(v)	Designate on the Application and/or enter into the Terminal that it was a Telephone Application and Card Sale;

(vi)	Not submit to Household for funding any Sales Slip resulting from a telephone or mail order Card Sale until not less than five (5) Business Days after receipt by Merchant and approval by Household of the Telephone or Mail Order Application; and

(vii)	Merchant represents and warrants that in connection with telephone solicitations, it has adopted such policies and procedures to ensure compliance with all applicable federal and state laws, regulations or rules relating to telemarketing and/or telephone solicitations including but not limited to the Telephone Consumer Protection Act of 1991 (“TCPA”) 42 USC 227 and 152(b); Chapter I, Title 47 of the Code of Federal Regulations, parts 64 and 68, the Telemarketing and Consumer Fraud and Abuse Prevention Act (TCFAPA) 15 U.S.C. 6101-6108; 16 CFR Part 310 and any applicable telemarketing or telephone solicitation laws of the state from which and to which Merchant shall be initiating telephone solicitations for the Card.

g.	With respect to Internet Applications, Merchant shall:

(i)	For all products, include an Application and Cardholder Agreement on its website notifying visitors that they may complete an Application for a Card via the Merchant’s Internet website. All Cardholder Agreements and other forms or any terms, conditions or disclosures related thereto required by Applicable Law (as indicated in writing by Household to Merchant), including, but not limited to, disclosures required in connection with the Applications, displayed on Merchant’s Internet website, shall be displayed or used as provided to Merchant by Household, including but not limited to the format, layout, font size, and content thereof and shall be subject to review and approval of Household. In the event Household has modified rate, fees, discounts and/or charges, Household may instruct the Merchant as provided in Section 4.g. (ii) to change, modify or revise the forms and disclosures to be used in connection with the Program;

(ii)	Change, modify, or revise any forms or disclosures used in connection with the Program in accordance with Household’s instructions to replace, change, modify or revise the existing forms or disclosures with revised forms and disclosures within two (2) weeks from the date Household provides Merchant with notice of such change, modification or revision, or by any such date required by Applicable Law (“Implementation Date”). Where changes are required by Applicable Law, Household will use its best efforts to provide notice to Merchant of any such changes within a reasonable time period;

(iii)	Provide Household throughout the term of this Agreement with reasonable access to all forms and disclosures on its website relating to the Program during normal business hours, in accordance with its normal security procedures and without disruption of its normal business operations, in order to allow Household and/or any regulatory agencies to which Household is subject to review such forms, disclosures and operations for compliance with this Agreement and Applicable Law;

(iv)	Upon termination of this Agreement, remove from Merchant’s website any and all disclosures and forms provided by Household and all references to Household upon the effective date of said termination.

(v)	In the event Merchant fails or refuses to adhere to any reasonable instructions from Household to replace, change, modify or revise any forms or disclosures by the Implementation Date and such failure creates a significant risk of liability to Household under Applicable Law as determined by Household, Household may, in its sole discretion, (i) assess a one thousand dollar ($1,000) fine per day for each day of the next five (5) days after the Implementation Date that Merchant fails to adhere to such instructions; (ii) cease the processing of Internet Applications for Accounts and/or cease Authorizations for funding or acceptance of Sales Slips or Card Sales via the Internet on the sixth (6th) day after the Implementation Date; and (iii) in addition to any other remedies Household may have at law or equity, Household will be entitled to seek a restraining order, injunction or other similar remedy and to enforce specifically the terms and provisions contained in this section. Each party hereby acknowledges that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered and incurred as a result of any material breach of the provisions of this section.

(vi)	Not process any Card Sales under an Account, or if a Card Sale has already been initiated, stop shipment of any Goods, and initiate a credit to the Account if Household notifies Merchant that it suspects the Internet Application or Card Sale is fraudulent within forty-eight (48) hours after approval of the Internet Application. If Household so notifies Merchant more than forty-eight (48) hours after such approval, Merchant shall use its best efforts to stop shipment of any Goods.

(vii)	Not submit to Household for funding any Sales Slip resulting from an Internet Application until not less than five (5) Business Days after receipt by Merchant and approval by Household of the Internet Application;

(viii)	Include a copy of the Cardholder Agreement and Disclosure Statement with all Goods shipped via overnight courier;

(ix)	Not permit any additional purchases, Internet or otherwise, on an Account for a period of not less than seven (7) days after notification from Household that Household has approved an Internet Application for an Account; and,

(x)	Bear the risk for fraud associated with Internet Applications, Accounts originated via such applications, and for goods shipped to an address that does not match Household’s billing account and reimburse Household for related losses including standard APR, but excluding penalties and late fees.

h.	With respect to Sales Slips Merchant shall:

(i)	Enter legibly on a single Sales Slip prior to obtaining the Cardholder’s signature (1) a description of all Goods purchased in the same transaction in detail sufficient to identify the transaction; (2) the date of the transaction; (3) the Authorization number; and, (4) the entire amount due for the transaction (including any applicable taxes);

(ii)	REQUEST AUTHORIZATION FROM HOUSEHOLD’S AUTHORIZATION CENTER UNDER ALL CIRCUMSTANCES. (Household may refuse to accept or fund any Sales Slip that is presented to Household for payment more than sixty (60) days after the date of Authorization of the Card Sale). Merchant agrees not to divide a single transaction between two or more Sales Slips or between a Household Sales Slip and a sales slip for another credit provider. If Authorization is granted, legibly enter the Authorization number in the designated area on the Sales Slip. If Authorization is denied, not complete the transaction and follow any instructions from the Authorization Center. Merchant shall use its best efforts, by reasonable and peaceful means, to retain or recover a Card:

(1)	if Merchant is advised to retain the Card in response to an Authorization request; or

(2)	if Merchant has reasonable grounds to believe that the Card is counterfeit, fraudulent, or stolen. The obligation to retain or recover a Card imposed by this Section does not authorize a breach of the peace or any injury to persons or property, and Merchant will hold Household harmless from any claim arising from any injury to person or property or other breach of the peace.

(iii)	Imprint legibly on the Sales Slip the embossed legends from the Card or if the transaction is to be completed electronically or otherwise without a Card imprint, then enter legibly on the Sales Slip sufficient information to identify the Cardholder and Merchant, including at least, Merchant’s name, Cardholder’s name, Account number, expiration date and any effective date on the Card. Merchant shall be deemed to warrant the Cardholder’s true identity as an authorized user of the Card;

(iv)	Check the effective date, if any, and the expiration date, if any, on the Card;

(v)	For telephone orders (TO), mail orders (MO) or Internet orders (IO) only, the Sales Slip may be completed without the Cardholder’s signature and a Card imprint, but Merchant shall, in addition to all other requirements under this Section 4, enter legibly on the signature line of the Sales Slip the letters “TO”, “MO” or “IO”, as appropriate, and not deliver Goods or perform services after being advised that the “TO”, “MO” or “IO” has been canceled or that the Card is not to be honored. If identification, authorization to use the Account, or otherwise is uncertain or if Merchant otherwise questions the validity of the transaction, Merchant shall contact Household’s Authorization Center for instructions;

(vi)	BE RESPONSIBLE FOR THE IDENTIFICATION OF THE CARDHOLDER;

(vii)	Not present the Sales Slip to Household for funding until all Goods are delivered and all the services are performed to the Cardholder’s satisfaction. With respect to Internet Sales, present the Sales Slip for funding as described in Section 4.h.(ii) above. If the Card Sale is canceled or the Goods or services canceled or returned, the Sales Slip is subject to Chargeback;

(viii)	Enter the Card Sale into the Terminal and, if applicable, Household’s approval code; and,

(ix)	Deliver a true and completed copy of the Sales Slip to the Cardholder at the time of delivery of the Goods.

i.	Credit Slips. If Goods are returned, any Card Sale or services are terminated or canceled, or Merchant allows any price adjustment, then Merchant shall not make any cash refund, but shall complete and deliver promptly to Household a Credit Slip evidencing the refund or adjustment and deliver to the Cardholder a true and complete copy of the Credit Slip at the time the refund or adjustment is made. Merchant shall sign and date each Credit Slip and include thereon a brief description of the Goods returned, services terminated or canceled, refund or adjustment made, the date of the original Card Sale, Authorization number, Cardholder’s name, address and Account number, and the date and amount of the credit, all in sufficient detail to identify the transaction. Merchant shall imprint or legibly reproduce on each Credit Slip the embossed legends from the Card and from Merchant’s imprinter plate. The amount of the Credit Slip cannot exceed the amount of the original transaction as reflected on the Sales Slip. Merchant shall issue Credit Slips only in connection with previous bona fide Card Sales and only as permitted hereunder.

j.	Not receive any payments from a Cardholder for charges included on any Sales Slip resulting from the use of any Card, nor receive any payments from a Cardholder to prepare and present a Credit Slip for the purpose of effecting a deposit to the Cardholder’s Account.

k.	Cardholder Complaints. Merchant shall within five (5) days of receipt provide Household with a copy of any written complaint from any Cardholder concerning an Account. All such complaints shall be sent to: Household Retail Services, P.O. Box 703, Wood Dale, IL 60191.

l.	Exclusive Relationship. Merchant shall actively promote the Program. During the term of this Agreement, Merchant shall not issue, arrange to issue, or accept, in the fifty United States and the District of Columbia, any private label credit card or account other than the Card, under any of Merchant’s names or logos, except with respect to Applications declined by Household. To the extent Merchant displays other third party credit or charge card materials, it shall display the advertising and promotional materials relating to the Card in a manner and with a frequency equal to or greater than that afforded any other third party credit or charge card.

m.	Operating Instructions. Satisfy all other requirements designated in any Operating Instructions by Household, including, but not limited to, procedures and guidelines relating to cash transactions. Household shall provide Merchant reasonable prior notice if there are any changes in the Operating Instructions. In the event there is any inconsistency between any Operating Instructions and this Agreement, this Agreement shall govern unless otherwise expressly indicated by Household in any Operating Instructions.

n.	Facsimile and E-Mail Communication. Accept announcements, changes in Operating Instructions, and any other type of written material from Household at any time during the term of this Agreement via facsimile or e-mail transmission.

Section 5. Merchant Representations and Warranties. Merchant represents and warrants to Household as of the Effective Date and throughout the term of this Agreement the following:

a.	That each Card Sale will arise out of a bona fide sale of Goods by Merchant and will not involve the use of the Card for any other purpose.

b.	That each Card Sale will be to a consumer for personal, family, or household purposes.

c.	That Cardholder Applications will be available to the public (i) without regard to race, color, religion, national origin, sex, marital status, disability or age (provided the applicant has the capacity to enter into a binding contract); and (ii) not in any manner which would discriminate against an applicant or discourage an applicant from applying for the Card.

d.	That it has full corporate power and authority to enter into this Agreement; that all corporate action required under any organization documents to make this Agreement binding and valid upon Merchant according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon Merchant according to its terms.

e.	That it is not in violation of any covenants in any debt instruments to which it is a party as of the Effective Date of this Agreement.

f.	Neither (i) the execution, delivery and performance of this Agreement; nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by Merchant under its articles of incorporation, bylaws or any organization documents, or any material agreement or contract and no authorization of any governmental authority is required in connection with the performance by Merchant of its obligations hereunder.

g.	There are no proceedings or investigations pending, or, to the knowledge of Merchant, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over Merchant or its properties: (i) asserting the invalidity of this Agreement or seeking to prevent the consummation of any of the transactions contemplated hereunder; or (ii) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Merchant to perform its obligations hereunder.

h.	Merchant has and will retain throughout the term of this Agreement all required licenses to perform its obligations under this Agreement and that it will, at all times, comply with all Applicable Law.

i.	Any Card Sale subject to rescission has not been rescinded.

Section 6. Chargebacks to Merchant. Merchant agrees as follows:

a.	Chargebacks. Any Sales Slip or Card Sale is subject to Chargeback under any one or more of the following circumstances, and thereupon the provisions of Section 6.b. below shall apply:

(i)	The Application or any information on the Application or the Sales Slip or any required information on the Sales Slip (such as the account number, expiration date of the Card, description of Dealer or Goods purchased, transaction amount or date) is illegible or incomplete; or the Sales Slip or Application is not executed by the Cardholder (except as provided in Sections 4.f. and 4.g.); or Authorization is not obtained from Household’s Authorization Center; or a valid Authorization number is not correctly and legibly entered on the Sales Slip; or, the Sales Slip is a duplicate of an item previously paid, or the price of the Goods or services shown on the Sales Slip differs from the amount shown on the Cardholder’s copy of the Sales Slip;

(ii)	Household determines that (1) Merchant has breached or failed to satisfy, any term, condition, covenant, warranty, or other provision of this Agreement, including, without limitation, Sections 4 and 5 above, in connection with a Sales Slip or the transaction to which it relates, or an Application for a Card or the opening of an Account; or (2) the Sales Slip, Application/Cardholder Agreement or Card Sale is fraudulent or is subject to any claim of illegality, cancellation, rescission, avoidance or offset for any reason whatsoever, including, without limitation, negligence, fraud, misrepresentation, or dishonesty on the part of the customer or Merchant or its agents, employees, licensees, or franchisees, or that the related transaction is not a bona fide transaction in Merchant’s ordinary course of business;

(iii)	the Cardholder disputes or denies the Card Sale or other Card transaction, the execution of the Sales Slip or Application/Cardholder Agreement, or the delivery, quality, or performance of the goods, services or warranties purchased, or the Cardholder has not authorized the Card Sale, or alleges that a credit adjustment was requested and refused or that a credit adjustment was issued by Merchant but not posted to the Account; or

(iv)	Merchant fails to deliver to Household the Sales Slip, Credit Slip, Application or other records of the Card transaction as required in Section 6.b;

(v)	Merchant ships goods to an address that does not match Household’s billing address and the Cardholder denies that the Goods were received.

b.	Resolution and Payment. Merchant is required to resolve any dispute or other of the circumstances described above in (a) of this Section 6 to Household’s satisfaction within fifteen (15) days of notice of Chargeback or Merchant shall pay to Household the full amount of each Sales Slip subject to Chargeback or the portion thereof designated by Household, as the case may be, plus the standard APR finance charges thereon, and any other direct losses that Household incurs relative to the Chargeback, with the exception of late fees and penalties. With regard to dispute Chargebacks, Merchant shall pay to Household the full amount of each Sales Slip subject to Chargeback. As to fraud Chargebacks, except as provided in Section 4g.(x), Household shall assume fifty percent (50%) of all eligible fraud Chargebacks up to a maximum of two percent (2%) of annual net Card Sales; specifically, Household’s share of all eligible fraud Chargebacks cannot exceed 1% of annual net Card Sales. Upon Chargeback to Merchant of a Sales Slip, Merchant shall bear all liability and risk of loss associated with such Sales Slip or Account, or the applicable portion thereof, without warranty by, or recourse or liability to, Household. Household may deduct amounts owed to Household under this Section from any amounts owed to Merchant under this Agreement.

c.	Excessive Chargebacks. If (i) the aggregate number of Sales Slips subject to Chargeback exceeds 3.0% of the total number of Card Sales submitted by Merchant with respect to an individual Merchant sales channel (i.e. telesales, internet) in any two consecutive calendar quarters; or (ii) the aggregate dollar amount of all Sales Slips subject to Chargeback in any monthly billing cycle exceeds 5% of the total net balances of all Accounts at the end of such monthly billing cycle ((i) and (ii) are herein individually and collectively called “Excessive Chargebacks”), the existence or occurrence of any of these Excessive Chargebacks shall be deemed a material breach of this Agreement and Household has the right, in its sole discretion, to terminate this Agreement pursuant to Section 15.

d.	The terms and provisions of this Section 6 shall survive the termination of this Agreement.

Section 7. Tape or Electronic Transmission & Records. Data, records and information shall be transmitted and maintained as described below.

a.	Transmission of Data. In lieu of depositing paper Sales Slips and Credit Slips with Household, Merchant shall transmit to Household, by electronic transmission or other form of transmission designated by Household all data required by this Agreement to appear on Sales Slips and Credit Slips. All data transmitted shall be in a medium, form and format designated by Household and shall be presorted according to Household’s instructions. Any errors in such data or in its transmission caused by Merchant shall be the sole responsibility of Merchant. The means of transmission indicated above in this Section or other means approved by Household, shall be the exclusive means utilized by Merchant for the transmission of Sales Slip or Credit Slip transaction data to Household. Merchant shall use a leased line, supplied by Household, for communicating with Household pursuant to the guidelines set forth in Section 4. Household’s voice Authorization Center will be available for use for times when the leased line authorization system is not in operation.

b.	Receipt of Transmission. Upon successful receipt of any transmission, Household shall accept such transmission and pay Merchant in accordance with this Agreement, subject to subsequent review and verification by Household and to all other rights of Household and obligations of Merchant as set forth in this Agreement. If data transmission is by tape, Merchant agrees to deliver upon demand by Household a duplicate tape of any prior tape transmission, at the expense of Household, if such demand is made within forty-five (45) calendar days of the original transmission.

c.	Records. Merchant shall maintain the actual paper Sales Slips, Credit Slips, and other records pertaining to any transaction covered by this Agreement for such time and in such manner as Household or any law or regulation may require, but in no event less than twenty-five (25) months after the date Merchant presents each transaction data to Household, and Merchant shall make and retain for at least seven (7) years legible copies of such actual paper Sales Slips, Credit Slips or other transaction records. Within fifteen (15) days, or such earlier time as may be required by Household, of receipt of Household’s request, Merchant shall provide to Household the actual paper Sales Slips, Credit Slips or other transaction records, and any other documentary evidence available to Merchant and reasonably requested by Household to meet its obligations under law (including its obligations under the Fair Credit Billing Act) or otherwise to respond to questions, complaints, lawsuits, counterclaims or claims concerning Accounts or requests from Cardholders, or to enforce any rights Household may have against a Cardholder, including, without limitation, litigation by or against Household, collection efforts and bankruptcy proceedings, or for any other reason. In the event Merchant fails to comply in any respect with the provisions of this Section 7, Household may process a Chargeback for each Card Sale involved pursuant to Section 6 above.

d.	Production. Promptly upon termination of this Agreement or upon the request of Household, Merchant will provide Household with all original and microfilm copies of documents required to be retained under this Agreement.

Section 8. Payments by Cardholder and Endorsement. Merchant agrees that Household has the sole right to receive payments on any Sales Slip or Card Sale funded by Household. Unless specifically authorized in writing by Household, Merchant agrees not to make any collections on any such Sales Slip or Card Sale. Merchant agrees to hold in trust for Household any payment received by Merchant of all or part of the amount of any such Sales Slip or Card Sale and to deliver promptly the same in kind to Household as soon as received together with the Cardholder’s name, Account number, and any correspondence accompanying the payment and deliver same immediately upon receipt by Merchant. Merchant agrees that Merchant shall be deemed to have endorsed any Sales Slip, Credit Slip, or Cardholder payments by check, money order, or other instrument made payable to Merchant that a Cardholder presents to Household in Household’s favor, and Merchant hereby authorizes Household to supply such necessary endorsements on behalf of Merchant.

Section 9. Merchant Credit Information. Household may review Merchant’s financial stability. To assist Household in doing this, Merchant shall deliver to Household, if requested, an annual report no later than ninety (90) days after the end of each fiscal year and no later than forty-five (45) days after the end of each fiscal quarter, a financial statement certified by a duly authorized officer or representative of Merchant with knowledge of the accuracy of the information contained therein, including, without limitation, all footnotes and supporting materials necessary to accurately portray Merchant’s financial condition. In the event Merchant ceases to be a publicly traded company or if Merchant is not now a publicly traded company, in lieu of an annual report, Merchant shall automatically provide an audited financial statement, including, without limitation, all footnotes, and supporting materials with sufficient detail to accurately portray the financial condition of Merchant. Merchant warrants and represents that its annual report or audited financial statement submitted to Household by or on behalf of Merchant is true and accurate. Merchant understands that Household may verify the information on any financial statement or other information provided by Merchant and, from time to time, may seek credit and other information concerning Merchant from others and may provide information regarding this Program including financial and other information to its Affiliates or others for purposes of its asset securitizations and sales.

Section 10. Merchant Business Practices. Merchant agrees to provide adequate services in connection with each Card Sale pursuant to standard customs and trade practices and any applicable manufacturer’s warranties, and to provide such repairs, service and replacements and take such other corrective action as may be required by law or any applicable warranty.

Section 11. Privacy. Merchant shall comply with all Applicable Law regarding privacy and the Direct Marketing Association privacy promise. Merchant shall not sell, purchase, provide, or exchange Account information in the form of imprinted Sales Slips, carbon copies of imprinted Sales Slips, mailing lists, tapes or other media obtained by reason of a Card transaction to any third party other than to Merchant’s agents for the purpose of assisting Merchant in its business with Household or pursuant to a government request.

Neither Merchant nor Household shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received, and Merchant and Household shall comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations. Merchant shall adopt and maintain a comprehensive privacy policy with respect to its handling of the personal information of individual consumers submitted by such consumers to Merchant via the Internet. Merchant’s privacy policy shall be available on its Internet websites. Merchant shall comply in all respects with the provisions of such privacy policy.

Section 12. Change in Ownership. Merchant agrees to send Household at least thirty (30) days prior written notice of any change in such party’s name or location, any material change in ownership of Merchant’s business or any change in Sales Slip or Credit Slip information concerning Merchant.

Section 13. Indemnification.

a.	Indemnification by Merchant. Merchant shall be liable to and shall appear, defend, indemnify and hold harmless Household and its Affiliates associated with the Program and their respective officers, employees, agents and directors from any losses, damages, claims or complaints incurred by Household or any Affiliate of Household or their respective officers, employees, agents and directors arising out of: (i) Merchant’s failure to comply with this Agreement; (ii) any claim, dispute, complaint or setoff made by a Cardholder with respect to anything done or not done by Merchant in connection with Card Sales or Credit Slips; (iii) anything done or not done by Merchant in connection with the furnishing of any Goods, warranties or services purchased by Cardholders or in connection with Sales Slips, Card Sales, card transactions or credits; (iv) the death or injury to any person or the loss, destruction or damage to any property arising out of the design, distribution, manufacture or furnishing by Merchant of any Goods, warranties or services purchased by Cardholders; (v) Merchant’s advertisements and promotions relating to the Card, credit terms or credit products which have not been reviewed or approved by Household; (vi) any alleged illegal or improper conduct of Merchant or its employees or agents; and (vii) any claim or complaint by a consumer that Merchant has violated the Equal Credit Opportunity Act, Truth in Lending Act, or any other act and related Applicable Laws. Household may deduct any amounts incurred by Household under this Section from amounts owed Merchant under this Agreement.

b.	Indemnification by Household. Household shall be liable to and shall indemnify and hold harmless Merchant and its subsidiaries or Affiliates and their respective officers, employees, agents and directors from any losses, damages, claims or complaints incurred by Merchant or any subsidiary or affiliate of Merchant or their respective officers, employees, agents and directors arising out of (i) Household’s failure to comply with this Agreement; (ii) any claim, dispute or complaint by a Cardholder made in good faith resulting from anything done or not done by Household in connection with such Cardholder’s Account; (iii) any illegal or improper conduct of Household, or its employees or agents with respect to the Card, a Card Sale, an Account or any other matters relating to the Program; (iv) any claim, dispute, complaint or setoff by a consumer made in good faith resulting from a violation by Household, with respect to the Application/Agreement, of the Equal Credit Opportunity Act, Truth in Lending Act or any other act and related Applicable Laws and regulations; and (v) any claim, dispute or complaint of any thirty party made in good faith in connection with advertisements and promotions prepared by Household relating to the Card. Notwithstanding the foregoing, the indemnification by Household shall not apply to any claim or complaint relating to the failure of Merchant to resolve a billing inquiry or dispute with a Cardholder where such failure was not caused by Household.

c.	Indemnification for Fraud Claims. Merchant shall assume 50% of the cost of defending all fraud claims, disputes, or complaints made by any third parties resulting from anything done or not done in connection with Applications or Accounts, including without limitation the original transaction amount, finance charges, fees, and any other losses associated with a fraud claim.

d.	Notice of Claim. In the event that Household or Merchant shall receive any claim or demand or be subject to any suit or proceeding of which a claim may be made against the other under this Section, the indemnified party shall give immediate written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to indemnified party at the indemnifying party’s expense. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding. The terms of this Section 13 shall survive the termination of this Agreement.

e.	Special Damages. In no event will Household or Merchant or any of their agents or employees be liable to the other party for any special, consequential, incidental, indirect or economic damages, regardless of the theory of liability, or for any lost revenue, profit or data arising out of this Agreement, even if that party has been advised of the possibility of such damages. This exclusion and limitation shall apply even if any remedy fails of its essential purpose.

Section 14. Nonwaiver. Merchant’s liability under this Agreement, including, without limitation, its liability under Section 6 above, shall not be affected by any settlement, extension, forbearance, or variation in terms that Household may grant in connection with any Sales Slip or Account or by the discharge or release of the obligations of the Cardholder(s) or any other person by operation of law or otherwise. Both parties hereby waive any failure or delay on each other’s part in asserting or enforcing any right that either party may have at any time under this Agreement or under any Account.

Section 15. Term and Termination.

a.	Term. This Agreement shall be effective as of the Effective Date and shall remain in effect until December 31, 2007 (“Initial Term”), subject to earlier termination as set forth below. Thereafter, this Agreement shall be automatically renewed for successive one year terms (the “Renewal Term(s)”) unless and until terminated as provided herein. The termination of this Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences which take place prior to the effective date of termination, except as otherwise provided herein.

b.	Termination. This Agreement may be terminated:

(i)	By Household or Merchant at the end of the Initial Term or the end of any Renewal Term upon not less than ninety (90) days prior written notice to the other;

(ii)	By either party upon notice to the other in the event the other party: shall elect to wind up or dissolve its operation or is wound up and dissolved; becomes insolvent or repeatedly fails to pay its debts as they become due; makes an assignment for the benefit of creditors; files a voluntary petition in bankruptcy, or for reorganization or is adjudicated as bankrupt or insolvent; or has a liquidator or trustee appointed over its affairs;

(iii)	By Household (a) if there occurs any material change in ownership of Merchant, or if a material, detrimental change occurs in Merchant’s financial condition as determined by Household in Household’s sole discretion, or if Merchant suspends or goes out of business or substantially reduces its business operations or sends a notice of a proposed bulk sale of all or part of its business; or (b) if in Household’s reasonable good faith judgment, any Applicable Law requires that this Agreement or either party’s rights or obligations hereunder be amended, modified, waived or suspended, including, without limitation, the amount of finance charges or fees that may be charged or collected or the consumer rate that may be charged on purchases with the Card; provided, however, that Household provides ninety (90) days written notice if it intends to exercise its right under this section 15(b)(iii);

(iv)	If Household receives a disproportionate number of Cardholder inquiries, disputes, or complaints (defined as 3.0% of the total number of Card Sales submitted by Merchant per individual sales channel) in two consecutive calendar quarters; or,

(v)	By either party in the event the other party materially breaches its obligations or any warranty or representation under this Agreement and such breach is not cured within thirty (30) days of receipt of notice of such breach from the non-breaching party.

c.	Duties and Rights Upon Termination. Upon termination of this Agreement, Merchant will promptly submit to Household all Card Sales, Sales Slips, credits and other data and transaction documents made through the date of termination. Household is not liable to Merchant for any direct damages that Merchant may suffer as a result of Household’s termination of this Agreement as provided in this Agreement. In addition, Merchant shall promptly return all computer hardware and software, remote data entry terminals and peripherals and other equipment provided by Household in good working order and Merchant shall de-install from its operating system any program files provided by Household to Merchant.

Section 16. Status of the Parties. In performing their responsibilities pursuant to this Agreement, Household and Merchant are in the position of independent contractors, and in no circumstances shall either party be deemed to be the agent or employee of the other. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of principal and agent, partner or joint venturer or an association for profit between Household and Merchant. Any amounts ever owing by Merchant pursuant to this Agreement represent contractual obligations only and are not a loan or debt.

Section 17. Force Majeure. Neither party to this Agreement shall be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of a cause beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God, of the public enemy or of civil or military authority, unavailability of energy resources, system or communication failure, delay in transportation, fires, strikes, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement.

Section 18. Limited License. Merchant hereby authorizes Household for purposes of this Agreement to use Merchant’s name, logo, registered trademarks and servicemarks (if any) and any other proprietary designations (“Proprietary Materials”) on the Cards, Applications, periodic statements, billing statements, collection letters or documents, promotional or advertising materials and otherwise in connection with the Program, subject to Merchant’s periodic reasonable review of such use and to such reasonable specifications of Merchant. Merchant represents and warrants that it has obtained appropriate federal and state trademark registrations to protect its interest in the use and ownership of the Proprietary Materials. Merchant shall appear, defend, indemnify, defend and hold Household harmless from any loss, damage, expense or liability arising from any claims of alleged infringement of the Proprietary Materials (including attorneys’ fees and costs). Merchant may not use any name or service mark of Household or any of its Affiliates in any manner without the prior written consent of Household.

Section 19. Confidentiality. Merchant will keep confidential and not disclose to any person or entity (except to employees, officers, partners or directors of Merchant who are engaged in the implementation and execution of the Program, or as otherwise required by law including any reporting obligations of a public company) the terms of this Agreement, all information, software, systems and data, that Merchant receives from Household or from any other source, relating to the Program and matters which are subject to the terms of this Agreement, including, but not limited to, Cardholder names and addresses or other Account information, in any form, and shall use, or cause to be used, such information solely for the purposes of the performance of Merchant’s obligations under the terms of this Agreement. Household will keep confidential and not disclose to any person or entity (except employees, officers, agents or directors of Household, its subsidiaries or affiliates who are engaged in the implementation and execution of the Program) any information that Household receives from Merchant which is designated confidential by Merchant. In the event Household sells or assigns the Accounts or any portion of the Accounts under the Program, Household may disclose any information under this provision reasonably necessary or required to effectuate such sale or assignment.

Notwithstanding anything to the contrary, each party to this Agreement (and each employee, representative or other agent for each party to this Agreement for so long as they remain an employee, representative or agent) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to each party relating to such tax treatment or tax structure. The preceding sentence shall be effective immediately upon the commencement of discussions between the parties (whether such discussions commenced verbally, in writing or otherwise) that are related to the terms of this Agreement.

The obligations set out herein do not apply to HSBC Holdings plc (“HSBC”) nor any subsidiary or division thereof other than Household, except to the extent that HSBC staff or staff within such other subsidiary or division receive Confidential Information from Household, in which such case the obligations set forth herein will upon and from the date of such receipt be taken to apply to HSBC or any such other subsidiary or division.

The provisions of this Section 19 shall survive the termination of this Agreement.

Section 20. Information Security. Each party represents and warrants that it has developed, implemented and will maintain effective information security policies and procedures that include administrative, technical and physical safeguards designed to 1) ensure the security and confidentiality of confidential information provided to Merchant hereunder, 2) protect against anticipated threats or hazards to the security or integrity of such confidential information; and 3) protect against unauthorized access or use of such confidential information. All Merchant and/or Household personnel handling such confidential information have been appropriately trained in the implementation of the party’s information security policies and procedures. Each party regularly audits and reviews its information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to confidential information.

Section 21. Additional Products & Services. Household and/or any of its Affiliates may at any time, whether during or after the term of this Agreement and whether the Accounts are owned by Household, solicit Cardholders for any other credit cards or other types of accounts or financial products or insurance services offered by Household and/or any of its Affiliates.

Section 22. Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent to the respective parties; if to Household, to the Attention of President (with a copy to the Attention of General Counsel, Retail Services Law Department 2700 Sanders Road, Prospect Heights, IL 60070); if to Merchant, to the Attention of the Director of Legal Affairs, The Nautilus Group, Inc., 1400 NE 136th Avenue, Vancouver, WA 98684, or such other addresses as each party may designate to the other by notice hereunder. Said notices shall be deemed to be received when sent to the above addresses (i) upon three (3) Business Days after deposit in the U.S. first class mail with postage prepaid; (ii) upon personal delivery; or (iii) upon receipt by telex, facsimile, or overnight/express courier service or mail.

Section 23. Amendments and Supplementary Documents. Household may amend this Agreement upon ten (10) days prior notice to Merchant if such modification is reasonably determined by Household to be required by any state or federal law, rule, regulation, governmental or judicial order, opinion, interpretation or decision. Reference herein to “this Agreement” or “Restated Agreement” shall include any schedules, appendices, exhibits, and amendments hereto. Any amendment or modification to this Agreement must be in writing and signed by a duly authorized officer of Household to be effective and binding upon Household; no oral amendments or modifications shall be binding upon the parties.

Section 24. Assignment. This Agreement is binding upon the parties and their successors and assigns. Notwithstanding Merchant may not assign this Agreement without the prior written consent of Household; any purported assignment without such consent shall be void. Any merger, consolidation, transfer of assets or other transfer of control (defined to be a transfer on a cumulative basis of more than 25% of voting control) shall be deemed to be an assignment expressly prohibited by this Section 24 without the prior written consent of Household. Household may, with Merchant’s consent assign this Agreement or any of its rights or obligations hereunder to any Affiliate of Household at any time. Merchant’s consent will not be unreasonably withheld. In the event of such assignment, the assignee shall have the same rights and remedies as Household under this Agreement.

Section 25. Nonwaiver and Extensions. Neither party shall by any act, delay, omission, or otherwise be deemed to have waived any rights or remedies hereunder. Merchant and Household agree that any failure by either party to enforce any of its rights under this Agreement shall not affect any other right of either party or the same right in any other instance.

Section 26. Rights of Persons Not a Party. This Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third party beneficiary or otherwise.

Section 27. Section Headings. The headings of the sections of this Agreement are for reference only, are not a substantive part of this Agreement and are not to be used to affect the validity, construction or interpretation of this Agreement or any of its provisions.

Section 28. Integrations. This Third Amended and Restated Agreement contains the entire agreement between the parties and supersedes and cancels any prior agreements, verbal or written, in their entirety as of the date of this Agreement. Any representations, warranties, promises or conditions not expressly incorporated herein shall not be binding on either party.

Section 29. Governing Law/Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. If any provision of this Agreement is contrary to Applicable Law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.

Section 30. Securitization. Household shall have the right to securitize the portfolio or any part thereof by itself or as part of a larger offering at any time. Such a securitization shall not affect Merchant’s rights or Household’s obligations with respect to customer service, payment processing, and collections. However, Household shall not securitize the Accounts in any manner that may encumber Merchant’s, or its third party designee’s, right to purchase the Accounts upon termination.

Section 31. Material Inducement. Merchant and Household individually acknowledge and agree that each party is specifically relying on the agreements, representations, warranties and waivers contained herein and that such agreements, representations, warranties and waivers constitute a material inducement to each of the Merchant and Household to accept this Agreement and to enter into the transactions contemplated herein.

Section 32. Merchant acknowledges that, pursuant to 12 U.S.C. §1867(c), its performance under this Agreement may be subject to examinations by the Office of the Comptroller of Currency.

Section 33. In the event Merchant desires that Household provide a third party access to certain Program information of Household to which Merchant is otherwise entitled in connection with this Agreement, Merchant shall direct and authorize Household to do so, but before Household is obligated to do so, the following must occur: (a) Merchant shall enter into a written agreement with that third party pursuant to which that third party shall agree to act as Merchant’s agent in receiving information provided by Household, to only use such information as Merchant’s agent in connection with the Program and for no other reason, to use such information and to otherwise act in compliance with applicable law, including, without limitation, the Gramm-Leach Bliley Act of 1999 and its implementing regulation; (b) Merchant shall provide a copy of such agreement to Household; (c) Merchant shall cause such agent to use any such information in accordance with the aforementioned agreement; and (d) such agent shall be required to enter into an agreement with Household which contains confidentiality provisions and other terms governing the provision of such information to that agent. Notwithstanding Household’s agreement with such agent, Merchant shall be responsible for the acts of that agent.

Section 34. Reserve. In the event that a Notice of Termination is sent by either party or in the event that the aggregate number of Sales Slips subject to Chargeback exceed 75 basis points (0.75%), in any individual sales channel, for three (3) consecutive months, Household shall have the option of requiring that Merchant establish and maintain a deposit account (the “Deposit Account”) with HSBC Bank USA, N.A. (“Bank”). Upon the establishment of this deposit account, Household may take, establish and maintain a reserve by transferring to the Deposit Account payments otherwise payable to Merchant to protect Household’s rights under this Agreement and to cover Chargeback amounts and other amounts owing to Household. The reserve shall be the amount of [100%] of the amount of all Chargebacks, credits or fees charged to Merchant during the previous 12 months.

In order to secure the performance of Merchant’s obligations hereunder, Merchant hereby grants Household a first priority security interest and, lien upon, the Deposit Account and the funds contained therein, and agrees to execute such documents and take such other actions as Household reasonably determines necessary in order to perfect such security interest and lien. Merchant hereby authorizes Bank to comply with, and Bank agrees to comply with, all instructions from Household with respect to the Deposit Account and any and all other instructions from Household regarding disposition and/or delivery of the Deposit Account and/or the funds contained therein, all without further consent or direction from Merchant. By entering into this Agreement, Merchant and Bank are giving Household control over the Deposit Account and the funds contained therein for purposes of perfection of Household’s security interest therein in accordance with the Uniform Commercial Code.

Upon purchase of the Accounts, any unused amount in the Deposit Account shall be paid to Merchant within thirty (30) days of the date of sale. If no purchase occurs, the reserve and the Deposit Account shall be maintained until liquidation of the Accounts or until exhausted, whichever comes first. In any event, any unused amount of the reserve held in the Deposit Account after two years shall be paid to Merchant within thirty (30) days of the end of such two year period.

Section 35. JURISDICTION. ANY SUIT, COUNTERCLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT BY EITHER PARTY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. BOTH PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, COUNTERCLAIM, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE).

Section 36. WAIVER OF JURY TRIAL. HOUSEHOLD AND MERCHANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, SUIT, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOUSEHOLD AND MERCHANT ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, Household and Merchant have caused their duly authorized representatives to execute this Agreement as of the date set forth above.

BANK:	MERCHANT:

HOUSEHOLD BANK (SB), N.A.	THE NAUTILUS GROUP, INC.

By:	By:	/s/ Rod W. Rice
Print Name:	Print Name:	Rod W. Rice
Title:	Title:	CFO

ATTESTED OR WITNESSED	ATTESTED OR WITNESSED

By:	By:	/s/ Scott Winegardner
Print Name:	Print Name:	Scott Winegardner
Title:	Title:	VP Finance
Merchant’s Federal Tax Identification Number
94-3002667